AMENDED AND RESTATED BY-LAWS

OF VOYA PRIME RATE TRUST

ARTICLE 1

Agreement and Declaration of Trust and Principal Office

1.1

Agreement and Declaration of Trust. These By-Laws shall be subject to the Agreement and Declaration of Trust as from time to time in effect (the “Declaration of Trust”), of Voya Prime Rate Trust, the Massachusetts business trust established by the Declaration of Trust (the “Trust”).

1.2

Principal Office of the Trust. The principal office of the Trust shall be located within or without Massachusetts as the Trustees may determine or as they may authorize.

ARTICLE 2

Meetings of Trustees

2.1

Regular Meetings. Regular meetings of the Trustees may be held without call or notice at such places and at such time as the Trustees may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees. A regular meeting of the Trustees may be held without call or notice immediately after and at the same place as the annual meeting of the shareholders.

2.2

Special Meetings. Special meetings of the Trustees may be held at any time and at any place designated in the call of the meeting when called by the Chairman of the Trustees, the President or the Treasurer or by two or more Trustees, sufficient notice thereof being given to each Trustee by the Secretary or an Assistant Secretary or by the officer or the Trustees calling the meeting.

2.3

Notice. It shall be sufficient notice to the Trustee of a special meeting to send notice by mail at least forty-eight hours or by telegram, telex or telecopy or other electronic facsimile transmission method at least twenty four hours before the meeting addressed to the Trustee at his or her usual or last known business or residence address or to give notice to him or her in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him or her before the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

2.4

Quorum. At any meeting of the Trustees a majority of the Trustees then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

ARTICLE 3

Officers

3.1

Enumeration; Qualification. The officers of the Trust shall be a President, a Treasurer, a Secretary, and such other officers including a Chairman of the Trustees, if any, as the Trustees from time to time may in their discretion elect. The Trustee may also have such agents as the Trustees from time to time may in their discretion appoint. The Chairman of the Trustees, if one is elected, shall be a Trustee and may but need not be a shareholder; and any other officer may but need not be a Trustee or a shareholder. Any two or more offices may be held by the same person.

3.2

Election. The President, the Treasurer, and the Secretary shall be elected annually by the Trustees. Other officers, if any, may be elected or appointed by the Trustees at said meeting or at any other time. Vacancies in any office may be filled at any time.

3.3

Tenure. The Chairman of the Trustees, if one is elected, the President, the Treasurer and the Secretary shall hold office until their respective successors are chosen and qualified, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Each other officer shall hold office and each agent shall retain authority at the pleasure of the Trustees.

3.4

Powers. Subject to the other provisions of these By-Laws, each officer shall have, in addition to the duties and powers herein and in the Declaration of Trust set forth, such duties and powers as are commonly incident to the office occupied by him or her as if the Trust were organized as a Massachusetts business corporation and such other duties and powers as the Trustees may from time to time designate.

3.5

Chairman; President; Chief Executive Officer. Unless the Trustees otherwise provide, the Chairman of the Trustees or, if there is none or in the absence of the Chairman, the President shall preside at all meetings of the shareholders and of the Trustees. The President shall be the Chief Executive Officer of the Trust, except at any time when another person has been appointed by the Trustees and is serving as the Chief Executive Officer of the Trust. Subject to the direction of the Trustees, the President shall have responsibility for the general administration of the business and policies of the Trust. Except as the Trustees may otherwise order, the President shall have the power to grant, issue, execute or sign such powers of attorney, proxies, agreements or other documents as may be deemed advisable or necessary in the furtherance of the interests of the Trust or any Series thereof. The President shall also have the power to employ attorneys, accountants and other advisers and agents and counsel for the Trust. The President shall perform such duties additional to all of the foregoing as the Trustees may from time to time designate. At any time when a person other than the President has been appointed by the Trustees and is serving as Chief Executive Officer, then (i) the Chief Executive Officer, and not the President, shall without further action by the Trustees (unless the Trustees shall decide otherwise) have the obligations and the authorities specified above in this paragraph, and (ii) the President shall instead perform such other supervisory or executive functions as the Trustees or the Chief Executive Officer shall specify from time to time. The person serving at any time as the Chief Executive Officer of the Trust shall be the “principal executive officer” of the Trust as such term is used in the Securities Act of 1933, as amended. Notwithstanding the foregoing, at any such time, any person dealing with the Trust or the President or Chief Executive Officer shall be entitled to assume that each of the President and Chief Executive Officer of the Trust has the full authority to perform all of the powers and duties of the Chief Executive Officer of the Trust.

3.6

Treasurer. The Treasurer shall be the chief financial and accounting officer of the Trust, and shall, subject to the provisions of the Declaration of Trust and to any arrangement made by the Trustees with a custodian, investment advisor or manager, or transfer, shareholder servicing or similar agent, be in charge of the valuable papers, books of account and accounting records of the Trust, and shall have such other duties and powers as may be designated from time to time by the Trustees or by the President.

3.7

Secretary. The Secretary shall record all proceedings of the shareholders and the Trustees in books to be kept therefor, which books or a copy thereof shall be kept at the principal office of the Trust. In the absence of the Secretary from any meeting of the shareholders or Trustees, an assistant secretary, or if there be none or if he or she is absent, a temporary secretary chosen at such meeting shall record the proceedings thereof in the aforesaid books.

3.8

Resignations. Any officer may resign at any time by written instrument signed by him or her and delivered to the Chairman, the President or the Secretary or to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. Except to the extent expressly provided in a written agreement with the Trust, no officer resigning and no officer removed shall have any right to any compensation for any period fol1owing his or her resignation or removal, or any right to damages on account of such removal.

ARTICLE 4

Committees

4.1

Quorum; Voting. A majority of the members of any Committee of the Trustees shall constitute a quorum for the transaction of business, and any action of such a Committee may be taken at a meeting by a vote of a majority of the members present (a quorum being present) or evidenced by one or more writings signed by such a majority. Members of a Committee may participate in a meeting of such Committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

ARTICLE 5

Reports

5.1

General. The Trustees and officers shall render reports at the time and in the manner required by the Declaration of Trust or any applicable law. Officers and Committees shall render such additional reports as they may deem desirable or as may from time to time be required by the Trustees.

ARTICLE 6

Fiscal Year

6.1       General. The initial fiscal year of the Trust shall be established by the Board of Trustees and any changes thereto shall be made by the Trustees.

ARTICLE 7

Seal

7.1       General. The seal of the Trust shall consist of a flat-faced die with the word “Massachusetts,” together with the name of the Trust and the year of its organization cut or engraved thereon but, unless otherwise required by the Trustees, the seal shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Trust.

ARTICLE 8

Execution of Papers

8.1       General. Except as the Trustees may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, contracts, notes and other obligations made by the Trustees shall be signed by the President or by the Treasurer and need not bear the seal of the Trust.

ARTICLE 9

Issuance of Share Certificates

9.1       Share Certificates. In lieu of issuing certificates for shares, the Trustees or the transfer agent may either issue receipts thereof or may keep accounts upon the books of the Trust for the record holders of such shares who shall in either case be deemed, for all purposes hereunder, to be the holders of certificates for such shares as if they had accepted such certificates and shall be held to have expressly assented and agreed to the terms hereof.

The Trustees may at any time authorize the issuance of share certificates. In that event, each shareholder shall be entitled to a certificate stating the number of shares owned by him, in such form as shall be prescribed from time to time by the Trustees. Such certificates shall be signed by the President or Vice-President and by the Treasurer or Assistant Treasurer, or by the Secretary or any Assistant Secretary. Such signatures may be facsimile if the certificate is signed by a transfer agent, or by a registrar, other than a Trustee, officer or employee of the Trust. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall cease to be such officer before such certificate is issued, it may be issued by the Trust with the same effect as if he were such officer at the time of its issue.

9.2       Loss of Certificates. In case of the alleged loss or destruction or the mutilation of a share certificate a duplicate certificate may be issued in place thereof, upon such terms as the Trustees shall prescribe.

9.3       Issuance of New Certificates to Pledgee. A pledgee of shares transferred as collateral security shall be entitled to a new certificate if the instrument of transfer substantially describes the debt or duty that is intended to be secured thereby. Such new certificate shall express on its face that it is held as collateral security, and the name of the pledgor shall be stated thereon; who alone shall be liable as a shareholder and entitled to vote thereon.

9.4       Discontinuance of Issuance of Certificates. The Trustees may at any time discontinue the issuance of share certificates and may, by written notice to each shareholder, require the surrender of share certificates to the Trust for cancellation. Such surrender and cancellation shall not affect the ownership of shares in the Trust.

ARTICLE 10

Provisions Relating to the Conduct of the Trust’s Business

10.1       Certain Definitions. When used herein the following words shall have the following meaning: “Distributor” shall mean any one or more corporations, firms or associations which have distributor’s or principal underwriter’s contracts in effect with the Trust. “Advisor” shall mean any corporation, firm or association which may at the time have an advisory or management contract with the Trust and any corporation, firm or association which may at any time have a sub-advisory contract relating to the Trust with any such Advisor.

10.2

Limitation on Holdings by the Trust of Certain Securities and on Dealings with Officers or Trustees. The Trust may not purchase or retain shares or securities issued by an issuer if one or more of the holders of the shares or securities issued by an issuer or one or more of the officers or directors of such issuer is an officer or Trustee of the Trust or officer or director of the Advisor and if one or more of such officers, Trustees or directors owns beneficially more than 1/2 of 1% of the shares or securities, or both, of such issuer and such officers, Trustees and directors owning more than 1/2 of 1% of such shares or securities together own beneficially more than 5% of such shares or securities. Each officer and Trustee of the Trust shall keep the Treasurer of the Trust informed of the names of all issuers shares or securities of which are held in the portfolio of the Trust in which such officer or Trustee owns as much as 1/2 of 1% of the outstanding shares or securities.

The Trust will not lend any of its assets to the Distributor or Advisor or to any officer or director of the Distributor or Advisor or any officer or Trustee of the Trust, and shall nor permit any officer or Trustee or any officer or director of the Distributor or Advisor to deal for or on behalf of the Trust with himself or herself as principal or agent, or with any partnership, association or corporation in which he or she has a financial interest; provided that the foregoing provisions shall not prevent (a) officers and Trustees of the Trust or officers and directors of the Distributor or Advisor from buying, holding or selling shares in the Trust or from being partners, officers or directors of or otherwise financially interested in the Distributor or the Advisor; (b) purchases or sales of securities or other property if such transaction is permitted by or is exempt or exempted from the provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any rule or regulation thereunder; (c) employment of legal counsel, registrar, transfer agent, shareholder servicing agent, dividend disbursing agent or custodian who is, or has a partner, shareholder, officer or director who is, an officer or Trustee of the Trust or an officer or director of the Distributor or Advisor; (d) sharing statistical, research, legal and management expenses and office expenses with any other investment company in which an officer or Trustee of the Trust or an officer or director of the Distributor or Advisor is an officer or director or otherwise financially interested.

10.3

Limitation on Dealing in Securities of the Trust by Certain Officers, Trustees, Distributor or Advisor. Neither the Distributor nor Advisor, nor any officer or Trustee of the Trust or officer or director of the Distributor or Advisor shall take long or short positions in securities issued by the Trust; provided, however, that:

(a)       the Distributor may purchase from the Trust and otherwise deal in shares issued by the Trust pursuant to the terms of its contract with the Trust;

(b)       any officer or Trustee of the Trust or officer or director of the Distributor or Advisor or any trustee or fiduciary for the benefit of any of them may at any time, or from time to time, purchase from the Trust or from the Distributor shares issued by the Trust at the price available to the public or to such officer, Trustee, director, trustee or fiduciary, no such purchase to be in contravention or any applicable state or federal requirement; and

(c)       the Distributor or the Advisor may at any time, or from time to time, purchase for investment shares issued by the Trust.

10.4

Securities and Cash of the Trust to be held by Custodian subject to certain Terms and Conditions.

(a)       All securities and cash owned by this Trust shall be held by or deposited with a company which is a member of a national securities exchange as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or one or more banks or trust companies having (according to its last published report) not less than $5,000,000 aggregate capital, surplus and undivided profits (any such member of a national securities exchange or bank or trust company being hereby designated as “Custodian”), provided such a Custodian can be found ready and willing to act; subject to such rules, regulations and orders, if any, as the Securities and Exchange Commission may adopt, this Trust may, or may permit any Custodian to, deposit all or any part of the securities owned by this Trust in a system for the central handling of securities pursuant to which all securities of any particular class or series of any issue deposited within the system may be transferred or pledged by bookkeeping entry, without physical delivery. The Custodian may appoint, subject to the approval of the Trustees, one or more sub-custodians.

(b)       The Trust shall enter into a written contract with each Custodian regarding the powers, duties and compensation of such Custodian with respect to the cash and securities of the Trust held by such Custodian. Said contract and all amendments thereto shall be approved by the Trustees.

(c)       The Trust shall upon the resignation or inability to serve of any Custodian or upon change of any Custodian:

(i)       in case of such resignation or inability to serve, use its best efforts to obtain a successor Custodian;

(ii)       require that the cash and securities owned by the Trust be delivered directly to the successor Custodian; and

(iii)       in the event that no successor Custodian can be found, submit to the shareholders, before permitting delivery of the cash and securities owned by the Trust otherwise than to a successor Custodian, the question whether the Trust shall be liquidated or shall function without a Custodian.

10.5

Requirement and Restrictions Regarding the Management Contract. Every advisory or management contract entered into by the Trust shall provide that in that in the event that the total expenses of the Trust for any fiscal year should exceed the limits imposed on investment company expenses by any statute or regulatory authority of any jurisdiction in which shares of the Trust are offered for sale, the compensation due the Advisor for such fiscal year shall be reduced by the amount of such excess by a reduction or refund thereof.

10.6

Reports to Shareholders; Distributions from Realized Gains. The Trust shall send to each shareholder of record at least semi-annually a statement of the condition of the Trust and of the results of its operations, containing all information required by applicable laws or regulations.

10.7

Determination of Net Asset Value Per Share. The Fund will determine the net asset value of its shares once daily as of the close of trading on The New York Stock Exchange (the “Exchange”) on each day that the Exchange is open for business. It is expected that the Exchange will be closed on Saturdays and Sundays and on New Year’s Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. The net asset value is determined by dividing the market value of the Fund’s investments as of the close of trading plus any cash or other assets (including dividends receivable and accrued interest) less all liabilities (including accrued expenses) by the number of fund shares outstanding.

In valuing the portfolio investments of any series for determination of net asset value per share of such series, securities for which market quotations are readily available shall be valued at prices which, in the opinion of the Trustees or the person designated by the Trustees to make the determination, most nearly represent the market value of such securities, and other securities and assets shall be valued at their fair value as determined by or pursuant to the direction of the Trustees, which in the case of short-term debt obligations, commercial paper and repurchase agreements may, but need not, be on the basis of quoted yields for securities of comparable maturity, quality and type, or on the basis of amortized cost. Expenses and liabilities of the Trust shall be accrued each day. Liabilities may include such reserves for taxes, estimated accrued expenses and contingencies as the Trustees or their designates may in their sole discretion deem fair and reasonable under the circumstances. No accruals shall be made in respect of taxes on unrealized appreciation of securities owned unless the Trustees shall otherwise determine.

Dividends payable by the Trust shall be deducted as at the time of but immediately prior to the determination of net asset value per share on the record date therefor.

ARTICLE 11

Shareholders’ Voting Powers and Meetings

11.1

Voting Powers. The shareholders shall have power to vote only (i) for the election of Trustees as provided in Article IV, Section l of the Declaration of Trust, provided, however, that no meeting of shareholders is required to be called for the purpose of electing Trustees unless and until such time as less than a majority of the Trustees have been elected by the shareholders, (ii) with respect to any Manager or Sub-Manager as provided in Article IV, Section 6 of the Declaration of Trust to the extent required by the Investment Company Act and the rules and regulations thereunder, (iii) with respect to a termination of this Trust to the extent and as provided in Article IX, Section 4 of the Declaration of Trust, (iv) with respect to any amendment of the Declaration of Trust to the extent and as provided in Article IX, Section 7 of the Declaration of Trust, (v) to the same extent as the stockholders of a Massachusetts business corporation as to whether or not a court action, proceeding or claim should or should not be brought or maintained derivatively or as a class action on behalf of the Trust or the shareholders, and (vi) with respect to such additional matters relating to the Trust as may be required by law, the Declaration of Trust, these By-Laws or any registration of the Trust with the Securities and Exchange Commission (or any successor agency) or any State, or as the Trustees may consider necessary or desirable. Each whole share shall be entitled to one vote as to any matter on which it is entitled to vote and each fractional share shall be entitled to a proportionate fractional vote. On any matter submitted to a vote of shareholders all shares of the Trust then entitled to vote shall be voted by individual series, except (i) when required by the Investment Company Act, shares shall be voted in the aggregate and not by individual series and (ii) when the Trustees have determined that the matter affects only the interests of one or more series, then only shareholders of such series shall be entitled to vote thereon. There shall be no cumulative voting in the election of Trustees. A proxy for Shares held in the name of two or more persons shall be valid if executed by any one of them unless at or prior to exercise of the proxy the Trust receives a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger.

Until shares are issued, the Trustees may exercise all rights of shareholders and may take any action required by law, the Declaration of Trust or those By-Laws to be taken by shareholders.

11.2

Voting Power and Meetings. Meetings of the shareholders may be called by the Trustees for the purpose of electing Trustees as provided in Article IV, Section 1 of the Declaration of Trust and for such other purposes as may be prescribed by law, by the Declaration of Trust or by these By-Laws. Meetings of the shareholders may also be called by the Trustees from time to time for the purpose of taking action upon any other matter deemed by the Trustees to be necessary or desirable. A meeting of shareholders may be held at any place designated by the Trustees, provided that the Trust may, and upon designation by the Trustees, shall, hold a shareholder meeting solely by means of remote communications, or designate a “hybrid” meeting where some participants attend in person and others attend by means of remote communications in order to comply with any legal limitations on large gatherings of persons or circumstances where the Board or the Trust’s officers determine it is appropriate to do so in the public interest to ensure the safety of participants if such conditions exist either at the time that the meeting is called or at the time that the meeting is actually held. Written notice of any meeting of shareholders shall be given or caused to be given by the Trustees by mailing such notice at least seven days before such meeting, postage prepaid, stating the time, place, and purpose of the meeting, to each shareholder at the shareholder’s address as it appears on the records of the Trust. Whenever notice of a meeting is required to be given to a shareholder under the Declaration of Trust or these By-Laws, a written waiver thereof, executed before or after the meeting by such shareholder or his attorney thereunto authorized and filed with the records of the meeting, shall be deemed equivalent to such notice.

11.3

Quorum and Required Vote.

(a)       A majority of shares entitled to vote shall be a quorum for the transaction of business at a shareholders meeting, except that where any provision of law or of the Declaration of Trust or these By-Laws permits or requires that holders of any series shall vote as a series, then a majority of the aggregate number of shares of that series entitled to vote shall be necessary to constitute a quorum for the transaction of business by that series. Any lesser number shall be sufficient for adjournments. Any adjourned session or sessions may be held, within a reasonable time after the date set for the original meeting, without the necessity of further notice, or setting of a new record date.

(b)       Except when a larger vote is required by any provision of law or the Declaration of Trust or these By-Laws, and except as described in part (c) hereof with respect to the election of Trustees, a majority of the shares voted shall decide any questions, provided, that where any provision of law or of the Declaration of Trust or these By-Laws permits or requires that the holders of any series shall vote as a series, then a majority of the shares of that series voted on the matter shall decide that matter insofar as that series is concerned.

(c)       Except when a larger vote is required by any provision of law or the Declaration of Trust or these By-Laws, a plurality of the shares voted shall elect a Trustee, provided, that where any provision of law or of the Declaration of Trust or these By-Laws permits or requires that the holders of any series shall vote as a series, then a plurality of the shares of that series voted on the matter shall elect a Trustee insofar as that series is concerned.

11.4       Conduct of Meeting. The individual presiding over a meeting of shareholders, as provided in Article 3.5 hereof (for purposes of this Article 11, the “chairperson”), shall determine the order of business, may prescribe the rules, regulations, and procedures for the conduct of such meeting, including the manner of voting and the conduct of discussion, and may take such action as, in the discretion of such chairperson, is appropriate for the proper conduct of the meeting. The chairperson shall have the power to adjourn the meeting to another place (or the same place), date, and time, on his or her own motion, without a vote of shareholders at the meeting.

11.5

Action by Written Consent. Any action taken by shareholders may be taken without a meeting if shareholders holding a majority of the shares entitled to vote on the matter (or such larger proportion thereof as shall be required by any express provision of law or the Declaration of Trust or these By-Laws) consent to the action in writing and such written consents are filed with the records of the meetings of shareholders. Such consent shall be treated for all purposes as a vote taken at a meeting of shareholders.

11.6

Record Dates. For the purpose of determining the shareholders who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to receive payment of any dividend or of any other distribution, the Trustees may from time to time fix a time, which shall be not more than 90 days before the date of any meeting of shareholders or the date for the payment of any dividend or of any other distribution, as the record date for determining the shareholders having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only shareholders of record on such record date shall have such right notwithstanding any transfer of shares on the books of the Trust after the record date; or without fixing such record date the Trustees may for any of such purposes close the register or transfer books for all or any part of such period. No new record date shall be required in connection with any adjournment of a meeting.

11.7

Advance Notice of Shareholder Nominees for Trustees and Other Shareholder Proposals.

(a)       The matters to be considered and brought before any annual or special meeting of shareholders shall be limited to only such matters, including the nomination and election of Trustees, as shall have been brought properly before such meeting in compliance with the procedures set forth in this Section 11.7. Only persons who are nominated in accordance with the procedures set forth in this Section 11.7 shall be eligible for election as Trustees.

(b)       For any matter to be properly before any annual meeting, the matter must be (i) specified in the notice of meeting given by or at the direction of the Trustees pursuant to Section 11.2 of these By-Laws, (ii) otherwise properly brought before the meeting by or at the direction of the Trustees (or any duly authorized committee thereof), or (iii) provided that the matter is a proper subject to be brought before the meeting, brought before the meeting in the manner specified in this Section 11.7(b) by a shareholder of record or by a person that can demonstrate to the Trust such person’s indirect beneficial ownership of shares held through a nominee or “street name” holder of record (such person, a “Beneficial Owner”), provided that such shareholder of record or Beneficial Owner of such shares provides its name and address as they appear on the Trust’s books and evidence (including, in the case of a Beneficial Owner, the name of the nominee or broker in whose “street name” the shares are held) to the Trust that he, she, or it is a shareholder of record or Beneficial Owner entitled to vote: (A) at the time the notice provided for in this Section 11.7(b) is delivered to the Secretary of the Trust and (B) on the record date for the determination of shareholders entitled to notice of and to vote at such meeting.

In addition to any other requirements under applicable law, the Declaration of Trust, or these By-Laws, nominations of persons by shareholders for election as Trustees and any other proposals by shareholders may be brought before an annual meeting only following timely notice (the “Shareholder Notice”) in writing to the Secretary. To be timely, the Shareholder Notice must set out all information required by these By-Laws and must be delivered to or mailed and received at the principal executive offices of the Trust not later than 5:00 p.m., Eastern time on the ninetieth (90th) day or earlier than the one hundred and twentieth (120th) day prior to the first anniversary date of the date on which the proxy materials were first sent or given to shareholders for the prior year’s annual meeting; provided, however, if and only if the annual meeting is not scheduled to be held within a period that commences thirty (30) days before the first anniversary date of the annual meeting for the preceding year and ends thirty (30) days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Annual Meeting Date”), such Shareholder Notice must be given in the manner provided herein by the later of 5:00 p.m., Eastern time, on (i) the date ninety (90) days prior to such Other Annual Meeting Date or (ii) the tenth (10th) day following the date such Other Annual Meeting Date is first publicly announced or disclosed. Notwithstanding the foregoing, with respect to the first annual meeting held following the date of these By-Laws, the notice provided for in this Section 11.7(b) must be given in the manner provided herein by 5:00 p.m., Eastern time on April 30, 2020.

Any shareholder desiring to nominate any person or persons (as the case may be) for election as a Trustee or Trustees of the Trust shall deliver, as part of such Shareholder Notice:

(i)       a statement in writing setting forth (A) the name, age, date of birth, business address, and residence address of the person or persons to be nominated; (B) the class or series and number of all shares of the Trust owned of record or beneficially by each such person or persons, as reported to such shareholder by such nominee(s); (C) any other information regarding each such person required by paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K or paragraph (b) of Item 22 of Rule 14a-101 (Schedule 14A) under the Exchange Act, adopted by the Securities and Exchange Commission (or the corresponding provisions of any regulation or rule subsequently adopted by the Securities and Exchange Commission or any successor agency applicable to the Trust); (D) any other information regarding the person or persons to be nominated that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of Trustees or directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, whether or not the shareholder submitting the Shareholder Notice intends to deliver a proxy statement or solicit proxies and whether or not an election contest is involved, and any other information reasonably necessary to ensure the completeness and accuracy of the information provided; and (E) a statement as to whether such shareholder believes any nominee is or will be an “interested person” of the Trust (as defined in the Investment Company Act), a statement as to whether such nominee meets the other legal requirements to serve as a Trustee, including the rules adopted by the principal listing exchange upon which the shares are listed, including the rules adopted pursuant to Rule 10A-3, and information regarding each nominee that will be sufficient for the Trust itself to make such determinations and otherwise evaluate whether such nominee is subject to any material conflict of interest; and (ii) the written and signed consent of the person or persons to be nominated to be named as nominees and to serve as Trustees if elected. In addition, the Trustees may require any proposed nominee to complete and return to the Trust within five (5) business days of such request a Trustee questionnaire in such form as the Board deems appropriate, consent to undergo a background check, and/or furnish within five (5) business days of such request such other information as they may reasonably require or deem necessary to determine the eligibility and fitness of such proposed nominee to serve as a Trustee.

Without limiting the foregoing, any shareholder who gives a Shareholder Notice of any matter proposed to be brought before a shareholder meeting (whether or not involving nominees for Trustees) shall deliver, as part of such Shareholder Notice: (i) the description of the business desired to be brought before the annual meeting, text of the proposal to be presented, and the text of any resolutions proposed for consideration; (ii) a brief written statement of the reasons why such business is proposed to be brought before the annual meeting and why such shareholder favors the proposal; (iii) any other information relating to the shareholder and the proposal that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies with respect to the matter(s) proposed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, whether or not the shareholder submitting the Shareholder Notice intends to deliver a proxy statement or solicit proxies and whether or not an election contest is involved, and any other information reasonably necessary to ensure the completeness and accuracy of the information provided; (iv) a representation that the shareholder intends to appear in person or by proxy at the shareholder meeting to act on the matter(s) proposed; (v) a description of all agreements, arrangements or understandings (whether written or oral) with respect to the proposal between or among the shareholder, each proposed nominee, if applicable, and any other person or persons (including their names) pursuant to which the proposals are to be made by the shareholder; (vi) any material interest of such shareholder in the matter proposed (other than as a shareholder); (vii) a description of all commercial and professional relationships and transactions between or among such shareholder, and any other person or persons known to such shareholder to have a material interest in the matter that is the subject of such notice, including any anticipated benefit therefrom to such person; (vii) a representation whether the shareholder intends or is part of a group (and if so, the members of the group to the extent known) which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Trust’s outstanding shares required to approve or adopt the proposal and/or (B) otherwise to solicit proxies from shareholders in support of such proposal; and (ix) a statement certifying as to the completeness and accuracy of the information provided.

(c)       For any matter to be properly before any special meeting, the matter must be specified in the notice of meeting given by or at the direction of the Trustees pursuant to Section 11.2 of these By-Laws. In the event the Board calls a special meeting for the purpose of electing one or more Trustees, any shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Trust’s notice of meeting if and only if the shareholder provides a notice containing the information required in the Shareholder Notice to the Secretary as required with respect to annual meetings by Section 11.7(b) hereof and fulfills the other requirements of Section 11.7(b) hereof, and such notice is delivered to or mailed and received at the principal executive office of the Trust not later than 5:00 p.m., Eastern time on the tenth (10th) day following the day on which the date of the special meeting is publicly announced or disclosed.

(d)       If information submitted pursuant to this Section 11.7 by any shareholder shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 11.7. Upon written request by the Secretary of the Trust or the Board, any such shareholder shall provide, within five business days of delivery of such request (or such other period as may be specified in such request), a written update of any information (including, if requested by the Trust, written confirmation by such shareholder that it continues to intend to bring such nomination or propose such matter) submitted by the shareholder pursuant to this Section 11.7 as of an earlier date. If a shareholder fails to provide such written update within such period, the information as to which a written update was requested may be deemed not to have been provided in accordance with this Section 11.7 and, accordingly, may be deemed to be insufficient for purposes of this Section.

(e)       The foregoing notice requirements of this section shall be deemed satisfied by a shareholder with respect to a proposal if the shareholder has notified the Trust of his, her or its intention to present such proposal at a meeting in compliance with Rule 14a-8 promulgated under the Exchange Act (or any successor provision of law) and such proposal has been included in a proxy statement that has been prepared by the Trust to solicit proxies for such meeting.

(f)       For purposes of this Section 11.7, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press Business Wire, PR Newswire or comparable national news or wire service, in a document publicly filed by the Trust with the Securities and Exchange Commission, or on a Web site accessible to the public maintained by the Trust or by its investment adviser or an affiliate of such investment adviser with respect to the Trust.

(g)       In no event shall an adjournment or postponement (or a public announcement thereof) of a meeting of shareholders commence a new time period (or extend any time period) for the giving of notice as provided in this Section 11.7.

(h)       The chairperson of any meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, including as provided in Section 11.4 hereof, shall have the power and duty to (i) determine whether a nomination or proposal of other matters to be brought before a meeting and notice to the Trust thereof have been duly made and given in the manner provided in this Section 11.7 and elsewhere in these By-Laws and the Declaration of Trust and (ii) if not so made or given, to direct and declare at the meeting that such nomination and/or such other matters shall be disregarded and shall not be considered. Any determination by the chairperson shall be binding on all parties absent manifest error. Notwithstanding anything in these By-Laws to the contrary, except as otherwise determined by the chairperson of the meeting, if the shareholder giving notice as provided for in this Section 11.7 does not appear in person or by proxy at such annual or special meeting to act on the matter(s) proposed, such matter shall not be considered at the meeting.

ARTICLE 12

Amendments to the By-Laws

12.1

General. These By-Laws may be amended or repealed, in whole or in part, by a majority of the Trustees then in office at any meeting of the Trustees, or by one or more writings signed by such a majority.

As adopted at a meeting of the Board of Trustees on August 5, 2020.